EXHIBIT 99.1

                       AMERICAN NATIONAL BANKSHARES INC.
--------------------------------------------------------------------------------

Contact:     Neal A. Petrovich - (434) 773-2242
             Senior Vice President and Chief Financial Officer

Distribute:  PR Newswire, Virginia state/local news lines

Date:        May 18, 2005

Traded:      NASDAQ National Market               Symbol:  AMNB

--------------------------------------------------------------------------------

          AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES DIVIDEND INCREASE
          -------------------------------------------------------------

     FOR IMMEDIATE RELEASE (Danville, Virginia) -- At its meeting on May 17, 2005, the Board of Directors of American National Bankshares Inc. (NASDAQ:
AMNB), parent company of American National Bank and Trust Company, declared an increase in the per share dividend. The corporation will pay a quarterly cash dividend of $.21 per share on June 24, 2005, to shareholders of record on June 10, 2005. This represents an increase of $.01 per share, or 5.0%, over the prior quarter's dividend.
     "This marks the 29th consecutive year that we have increased regular dividends to our shareholders," stated Charles H. Majors, President and Chief Executive Officer. "Our operating results enable us to share more with our shareholders, maintain our strong equity position, and provide capital for growth."
     American National Bankshares Inc. is the holding company of American National Bank and Trust Company, a community bank with fourteen full service offices and two loan production offices. Full service offices are located in Danville, Chatham, Collinsville, Gretna, Martinsville, Henry County, and South Boston, Virginia and in Yanceyville, North Carolina. Loan production offices are located in Lynchburg, Virginia and Greensboro, North Carolina. American National Bank and Trust Company provides a full array of financial products and services, including commercial, mortgage, and consumer banking; trust and investment services; and insurance. Services are also provided through eighteen ATMs, "AmeriLink" Internet banking, and our 24-hour "Access American" phone banking. Additional information is available on our website at www.amnb.com. The shares
                                                      ------------
of American National Bankshares Inc. are traded on the NASDAQ National Market under the symbol "AMNB".


     This press release may contain "forward-looking statements," within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.